Exhibit 99.1
Gladstone Commercial Prices $25 Million Preferred Stock Offering
McLean, VA, October 19, 2006: Gladstone Commercial Corp. (NASDAQ: GOOD) (the “Company”) announced today that the Company has agreed to issue 1,000,000 shares of 7.50% Series B Cumulative Redeemable Preferred Stock at $25.00 liquidation preference per share. The underwriters of the offering have also been granted an option, exercisable for 30 days, to purchase up to an additional 150,000 shares to cover over-allotments. The preferred stock may be redeemed at liquidation preference at the election of the Company on or after November 30, 2011. These securities have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. The closing of the offering is scheduled for October 25, 2006 and the stock is expected to begin trading within thirty days of closing on the Nasdaq Global Market under the trading symbol “GOODO.” The net proceeds from the offering will be used by the Company to repay outstanding indebtedness under its line of credit.
Ferris, Baker Watts, Incorporated acted as sole book-running and co-lead manager with Robert W. Baird & Co. and J.J.B. Hilliard, W.L. Lyons, Inc. acted as co-manager in the offering. A shelf registration statement relating to these securities had previously been filed with the Securities and Exchange Commission and declared effective. Copies of the prospectus and prospectus supplement related to the offering may be obtained from the Company’s website at ww.GladstoneCommercial.com. Gladstone Commercial Corporation is a publicly traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties through sale/leaseback transactions and selectively making long-term mortgage loans. Additional information can be found at www.GladstoneCommercial.com.
For further information contact our Investor Relations department at 703-287-5835.
This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company and the closing of any transaction. Words such as “may,” “will,” “believes,” “anticipates,” “intends,” “expects,” “projects,” “estimates” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans, expectations and beliefs that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended, December 31, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission on August 8, 2006. The risk factors set forth in the Form 10-K and Form 10-Q under the caption “Risk Factors” are specifically incorporated by reference into this press release. All forward-looking statements are based on current plans, expectations and beliefs and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.